Exhibit 3.1

AMENDMENT TO AMENDED AND RESTATED BY-LAWS

OF

ASTA FUNDING, INC.

(Hereinafter called the “Corporation”)

January 6, 2017

Article III of the Corporation’s Amended and Restated By-laws dated August 20, 2012 is hereby amended to add a new Section 11 as follows:

“Section 11.      Independence of the Board.

(a)

At least one-half of the members of the Board (rounded up in the event that the number of directors is an odd number) shall be independent as defined by applicable law, regulation or listing standards.

(b)	The Board shall elect a lead independent director (the “Lead Independent Director”) from its members that are independent directors. The Lead Independent Director shall:

(i)	with the Chairman of the Board, establish the agenda for regular Board meetings;

(ii)	establish the agenda for and preside over meetings of the independent directors;

(iii)	preside over any portions of meetings of the Board at which the evaluation or compensation of the Chief Executive Officer is presented or discussed;

(iv)	preside over any portions of meetings of the Board at which the performance of the Board is presented or discussed; and

(v)	exercise other such powers and duties as the Board may, from time to time, determine in accordance with applicable law.

(c)	This Section 11 shall remain in effect until January 6, 2019 and shall cease to be in effect after such date.

(d)	This Section 11 shall terminate if the Company ceases to be a publicly-traded company or a reporting company subject to Section 13 or Section 15(d) of the Exchange Act.”